Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Bluerock Residential Growth REIT, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-200359 and 333-203415) and S-8 (No. 333-202569) of Bluerock Residential Growth REIT, Inc. of our report dated November 2, 2015, relating to the Historical Statements of Revenue and Certain Operating Expenses of Ashton Reserve appearing in the Company's Current Report on Form 8-K/A filed on November 4, 2015.

/s/ BDO USA, LLP

New York, New York

November 19, 2015